Exhibit 3.110

OPERATING AGREEMENT

OF

EMS MANAGEMENT LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT of EMS Management LLC (this “AGREEMENT”), dated as of February _, 2005, is adopted by, and executed and agreed to, for good and valuable consideration, by the Members.

ARTICLE I

DEFINITIONS

1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“ACT” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“AFFILIATE” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with, the Person in question; and for purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by trust, management agreement, partnership agreement, contract or otherwise

“AGREEMENT” has the meaning given that term in the introductory paragraph.

“BOOK VALUE” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, except as follows:

(a)                                  the initial Book Value of any asset contributed by a Member to the Company shall be its gross fair market value at the time of such contribution;

(b)                                 the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (i) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or some of such Member’s Units; (ii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iii) the grant of more than a de minimis number of Units as consideration for the provision of services to or for the benefit of the Company; and

(c)                                  the Book Value of any Company asset distributed to a Member shall be the gross fair market value of such asset, as determined by the Members, as of the date of such distribution.

“BUSINESS DAY” means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Illinois or the State of New York are closed.

“CAPITAL ACCOUNT” has the meaning given that term in Article IV hereof.

“CAPITAL CONTRIBUTION” means the aggregate contribution by a Member to the capital of the Company specified on Schedule A hereto, as amended from time to time in accordance with the terms of this Agreement.

“CERTIFICATE” has the meaning given that term in Section 2.1.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“COMPANY” means EMS Management LLC, a Delaware limited liability company.

“COMPANY MINIMUM GAIN” has the meaning set forth for “partnership minimum gain” in Section 1.704-2(d) of the Treasury Regulations.

“DISPOSE,” “DISPOSED,” “DISPOSING” or “DISPOSITION” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance (including, without limitation, by operation of law) or the acts thereof.

“DISTRIBUTION” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that any redemption or repurchase by the Company of any interest in the Company shall not be considered a Distribution.

“FISCAL YEAR” of the Company means the year ending August 31.

“INCAPACITY” or “INCAPACITATED” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such person and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“INDEMNIFYING MEMBER” has the meaning given that term in Section 11.10.

“LOSSES” for any period means all items of Company loss, deduction and expense for such period determined according to Section 4.2.

“MEMBER” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member of the Company.

“MEMBER MINIMUM GAIN” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i).

“MEMBER NONRECOURSE DEDUCTIONS” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i).

“NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“PERCENTAGE INTEREST” means, as to each Member, the percentage set forth opposite its name on Schedule A.

“PERSON” means a natural person, partnership (whether general or limited),

limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“PROFITS” for any period means all items of Company income and gain for such period determined according to Section 4.2.

“REGULATORY ALLOCATIONS” has the meaning given that term in Section 5.4(iv).

“REQUIRED INTEREST” means one or more Members possessing a majority of the Units owned by all Members.

“TAX MATTERS MEMBER” has the meaning given that term in Section 7.2.

“TAXABLE YEAR” means the Company’s taxable year ending August 31 (or part thereof, in the case of the Company’s final taxable year), or such other year as is determined by the Members in compliance with Section 706 of the Code.

“TREASURY REGULATIONS” means the Treasury Regulations promulgated under the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

Other terms defined in this Agreement have the meanings so given to them.

1.2 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II
ORGANIZATION

2.1 FORMATION. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2.2 NAME. The name of the Company is “EMS Management LLC,” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.

2.3 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER OFFICES. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company shall be at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado, 80111-4734, or at such other place as the Members may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Members may designate from time to time.

2.4 PURPOSES. The purposes of the Company are those set forth in the Certificate and to engage in any other business or activity that now or hereafter may be necessary,

incidental, proper, advisable or convenient to accomplish the foregoing purposes (including, without limitation, obtaining financing therefor) and that is not prohibited by the Act or the laws of the jurisdictions in which the Company engages in that business.

2.5 FOREIGN QUALIFICATION. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Members shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Members, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6 TERM. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue in existence until termination and dissolution thereof as determined under Section 10.1 of this Agreement.

2.7 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III
MEMBERSHIP; PERCENTAGE INTERESTS

3.1 MEMBERS.

3.1.1 The names, residence, business or mailing addresses, Capital Contributions and the Percentage Interests of the Members are set forth in Schedule A, as amended from time to time in accordance with the terms of this Agreement.

3.1.2 No Member, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement. Any Member may, with the consent of the other Member, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.

3.1.3 Each Member hereby represents and warrants to and acknowledges with the Company that: (a) it is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (b) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; and (c) the execution, delivery and performance of this Agreement does not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound.

3.2 LIABILITY OF MEMBERS.

3.2.1 Except as otherwise required by applicable law and as explicitly set forth in this Agreement, no Member shall have any personal liability whatever in its capacity as a Member, whether to the Company, to any of the Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore, a Member shall be liable only to make any payments expressly provided herein.

3.2.2 In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member.

ARTICLE IV
CAPITAL ACCOUNTS

4.1 ESTABLISHMENT AND DETERMINATION OF CAPITAL ACCOUNTS. A capital account (“CAPITAL ACCOUNT”) shall be established for each Member. The Capital Account of each Member shall consist of its initial Capital Contribution and shall be (a) increased by (i) any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and (ii) such Member’s share of items of Profits allocated to such Member pursuant to Article V, (b) decreased by (i) such Member’s share of items of Losses allocated to such Member pursuant to Article V and (ii) any Distributions to such Member of cash or the fair market value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member and (c) adjusted as otherwise required by the Code and the regulations thereunder, including but not limited to, the Rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account, as the same may be increased or decreased from time to time as set forth above.

4.2 COMPUTATION OF AMOUNTS. For purposes of computing the amount of Profits and Losses to be reflected in Capital Accounts, the determination, recognition and classification of each item of income, gain, loss, deduction or expense shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:

(i) any income that is exempt from federal income tax shall be added to such taxable income or losses;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or losses;

(iii) if the Book Value of any Company property is adjusted pursuant to the definition of Book Value in Section 1.1 hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iv) if property that is reflected on the books of the Company has a Book Value that differs from the adjusted tax basis of such property, depreciation, amortization and gain or loss with respect to such property shall be determined by reference to such Book Value; and

(v) the computation of all items of income, gain, loss, deduction and expense shall be made without regard to any election pursuant to Section 754 of the Code that may be made by the Company, unless the adjustment to basis of Company property pursuant to such election is reflected in Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

4.3 NEGATIVE CAPITAL ACCOUNTS. No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

4.4 COMPANY CAPITAL. No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (i) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article X, or (ii) to cause a partition of the Company’s assets.

ARTICLE V
DISTRIBUTIONS; ALLOCATIONS OF
PROFITS AND LOSSES

5.1 GENERALLY. Subject to the provision of Section 18-607 of the Act, Distributions shall be made when and as agreed to by the Members in proportion their respective Percentage Interests immediately prior to such Distribution.

5.2 DISTRIBUTIONS IN KIND. At any time, and from time to time, the Company may distribute to its Members property held by the Company. In any distribution pursuant to this Section 5.2, the property so distributed shall be distributed among the Members in the same proportions as cash equal to the fair market value of such property (as determined by the Members) would be distributed among the Members pursuant to Section 5.1.

5.3 ALLOCATION OF PROFITS AND LOSSES. For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 5.4 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 5.4) shall be allocated to the Members’ Capital Accounts in proportion to their respective Percentage Interests at such time.

5.4 SPECIAL ALLOCATIONS. Notwithstanding the provisions of Section 5.3:

(a) Nonrecourse Deductions shall be allocated to the Members, pro rata in proportion to the Percentage Interests held by each such Member. If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) If any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)) created by such adjustments, allocations or Distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) The allocations set forth in paragraphs (i), (ii) and (iii) above (the “REGULATORY ALLOCATIONS”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

5.5 AMOUNTS WITHHELD. All amounts withheld pursuant to Section 11.10 from any Distribution to a Member shall be treated as amounts distributed to such Member pursuant to this Article V for all purposes under this Agreement.

5.6 TAX ALLOCATIONS: CODE SECTION 704(C).

5.6.1 The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of corresponding items of income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

5.6.2 In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

5.6.3 If the Book Value of any Company asset is adjusted pursuant to the definition of “Book Value” set forth in Section 1.1, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

5.6.4 Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

ARTICLE VI
MANAGEMENT

6.1 MANAGEMENT BY THE MEMBERS. Except as otherwise expressly provided herein, or as required by any non-waivable provision of applicable law, the business and affairs of the Company shall be managed by the consent of the Members.

6.2 DELEGATION OF AUTHORITY AND DUTIES.

6.2.1 In managing the business and affairs of the Company and exercising their powers, the Members may, from time to time, delegate to one or more Persons (including any employee or officer of the Company) such authority and duties as the Members may deem advisable. In addition, the Members may assign titles (including, without limitation, chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any such persons and delegate to such individuals certain authority and duties. Any number of titles may be held by the same individual. Any delegation pursuant to this Section 6.2.1 may be revoked at any time by the Members.

6.2.2 Any Person dealing with the Company, other than a Member, may rely on the authority of any officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

ARTICLE VII
TAXES

7.1 TAX RETURNS. The Company shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company, including making any elections the Members may deem appropriate and in their best interests.

7.2 TAX MATTERS MEMBER. Unless and until the Members shall otherwise unanimously agree, AMR HoldCo, Inc. shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “TAX MATTERS MEMBER”).

(a) The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Members deems necessary or advisable.

(b) Promptly following the written request of the Tax Matters

Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax

Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding (a) with respect to the tax liability of the Company and/or (b) with respect to the tax liability of the Members in connection with the operations of the Company.

(c) The provisions of this Section 7.2 shall survive the dissolution or termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members.

7.3 TAX ELECTIONS. The Company shall, in its discretion, make or revoke any elections under the Code or the Treasury Regulations issued thereunder (either now or in the future).

ARTICLE VIII
BOOKS AND COMPANY FUNDS

8.1 MAINTENANCE OF BOOKS. The Company shall keep books and records of account and shall keep reasonable records of the significant actions of its Members.

8.2 COMPANY FUNDS. The Company may not commingle the Company’s funds with the funds of any Member.

ARTICLE IX
TRANSFERS

9.1 ASSIGNMENT BY MEMBERS. No Member shall sell, assign, transfer or Dispose of, or offer to sell, assign or transfer or otherwise Dispose of, all or any part of such Member’s interest in the Company (whether voluntarily or involuntarily) without the consent of the other Member, which consent may be withheld in the sole discretion of such other Member.

9.2 VOID ASSIGNMENT. Any sale, exchange or other transfer by any Member of any interests in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No purported assignee shall have any right to any profits, losses or distributions of the Company.

ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION

10.1 DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a)            the unanimous vote of the Members, and

(b)           the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

In the event of the expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, the remaining Member shall have the right to cause a dissolution of the Company.

10.2 LIQUIDATION AND TERMINATION.

10.2.1 In the event of the dissolution of the Company for any reason, the Members shall act as liquidators or may appoint one or more Persons as liquidators. The liquidators shall proceed promptly to wind up the affairs of the Company. The liquidators shall have full right and unlimited discretion to determine the time, manner, and terms of any sale or sales of Company property pursuant to such winding up having due regard to the activity and condition of the relevant market and general financial and economic conditions, and having due regard for liquidators’ fiduciary obligations to the Company and the Members.

10.2.2 The proceeds received in connection with any liquidation of the assets of the Company and any other assets of the Company shall be applied in the following order of priority:

(a) first, in payment of all debts and liabilities of and all claims against the Company, including expenses of winding up;

(b) then, to the setting of such reserves as the liquidators may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(c) then, the balance to the Members in accordance with their positive Capital Account balances.

10.2.3 Distributions pursuant to Section 10.2.2 may be made in cash or property or both, in the discretion of the liquidators; provided, however, that any distributions of property made pursuant hereto shall be made pro rata (based on the fair market value of such property) among the Members in accordance with their respective positive Capital Account balances. In the event of any distribution of property in kind hereunder, the Company shall treat such property as having been sold at its fair market value, shall allocate the gain or loss recognized as a result of such deemed sale in accordance with Section 5.3 hereof, and shall take such allocations into account in determining Capital Account balances for purposes of Section 10.2.2.

10.3 DEFICIT CAPITAL ACCOUNTS. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

10.4 CANCELLATION OF CERTIFICATE. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the liquidators (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions or execute and record any and all documents as may be necessary to terminate the Company.

10.5 FAIR MARKET VALUE. For purposes of this Article X, the fair market value of any assets of the Company shall be determined by (a) the unanimous consent of the Members or (b) an independent appraisal.

10.6 DISTRIBUTION ON LIQUIDATION. Notwithstanding any other provision of this

Agreement, in the event of a liquidation, the Company shall make liquidating distributions within the period prescribed in the Treasury Regulations under Section 704(b) of the Code.

ARTICLE XI
GENERAL PROVISIONS

11.1 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes to the Company may be deducted from that sum before payment.

11.2 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule A, or such other address as that Member may specify by notice to the other Members. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Members and their affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

11.4 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.5 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Members.

11.6 BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

11.7 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

11.8 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.9 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company or for any rights to information from the Company provided under Section 18-305 of the ACT.

11.10 INDEMNIFICATION AND REIMBURSEMENT FOR PAYMENTS ON BEHALF OF A MEMBER. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Member (the “INDEMNIFYING MEMBER”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Member, and, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Member’s Capital Account but shall not be treated as a Capital Contribution), or

(b) the Company shall reduce distributions which would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (and the amount withheld shall not be treated as a Capital Contribution).

11.11 NOTICE TO MEMBERS OF PROVISIONS. By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof and (ii) all of the provisions of the Certificate. 1.2

11.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

AMR HOLDCO, INC.

By:	/s/ Robert M. Le Blanc
Name:	Robert M. Le Blanc
Title:	President

EMCARE HOLDCO, INC.

By:	/s/ Robert M. Le Blanc
Name:	Robert M. Le Blanc
Title:	President

[Signature Page to Operating Agreement]

SCHEDULE A

	Capital
Members	Contribution	Percentage Interest

AMR HoldCo, Inc.	$100.00	50%
6200 S. Syracuse Way
Suite 200
Greenwood Village, Colorado
80111-4737

EmCare Holdco, Inc.	$100.00	50%
6200 S. Syracuse Way
Suite 200
Greenwood Village, Colorado
80111-4737